EXHIBIT 99.1

Rush Enterprises, Inc. Reports First Quarter 2012 Results

  Parts, service and body shop revenues set new quarterly record
  First quarter absorption rate of 116.7%
  Strong truck sales result of vocational activity and acquisition growth

SAN ANTONIO, Texas, April 24, 2012 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended March 31, 2012, the Company's net income for the quarter was $15.9 million, or $0.40 per diluted share, compared with net income of $7.3 million, or $0.19 per diluted share, in the quarter ended March 31, 2011.

"We are extremely pleased with our financial performance this quarter and continue to see positive results from our efforts to be the premier solutions provider to the commercial vehicle industry," said W. M. "Rusty" Rush, President and Chief Executive Officer of Rush Enterprises, Inc.

Operations

Aftermarket services accounted for about 61% of the Company's total gross profits for the first quarter 2012. First quarter parts, service and body shop revenues reached a new record quarterly high, increasing by 35% as compared to first quarter 2011, despite the usual seasonality experienced during this timeframe. This contributed to a quarterly absorption rate of 116.7%. "Our strong parts, service and body shop activity continues to be the result of increased service needs of aging vehicles, continued activity in the energy sector and expanded service solutions," said Rusty Rush. "We are extremely pleased with results generated by our increased focus on aftermarket solutions – such as vehicle up-fitting, body and equipment installation, advanced diagnostics and jobsite mobile service -- outside the scope of services offered by truck dealers in the past. We expect parts, service and body shop revenues to remain strong throughout 2012," Rusty Rush continued.

In the first quarter, Rush's Class 8 retail sales increased by 104% over the same time period in 2011, significantly outpacing the U.S. Class 8 truck market, which increased by 48%. "Our increase in Class 8 truck sales was primarily the result of continued strong activity in the energy sector, replacement truck deliveries to larger fleets, increased stock truck sales and delivery of natural gas trucks sales to several large refuse fleets. Our Class 8 truck sales performance this quarter is evidence that the Company's strategy to offer vocational products for a diverse range of commercial vehicle market segments is working. We believe natural gas will grow into a viable alternate fuel and are pleased to represent truck brands offering products utilizing this technology.

Rush's Class 4-7 medium-duty sales increased 92% over the first quarter of 2011, also outpacing the U. S. Class 4-7 market, which increased 16%. Rush's Class 4-7 market share accounted for 4% of the total U.S. market, up from 2.5% in the first quarter of 2011. "This growth is primarily the result of acquisitions in 2011, expanding our network to include Navistar, Hino, Isuzu, and UD franchises in Atlanta, Georgia and Ford and Isuzu franchises Orlando, Florida and Whittier, California," said Rusty Rush. "Our first quarter light-duty sales also increased by 147% compared to the first quarter of last year as a result of Ford franchise acquisitions in Florida and California," Rusty Rush said.

 "We expect U. S. Class 8 retail sales will reach approximately 200,000 units in 2012, driven primarily by continued replacement truck purchases from large fleets and activity in the energy sector," explained Rusty Rush. Industry analysts forecast U. S. Class 4-7 retail sales to be 160,000 units in 2012. "Through 2012, we believe demand for used trucks will remain consistent and residual values will remain strong. We anticipate that 2013 and 2014 will be strong truck sales markets," Rusty Rush added.

"I continue to be proud of the progress the Company has made in moving forward with its growth strategies and decreasing the impact of Class 8 truck sales on our financial performance. I sincerely appreciate the efforts of our entire workforce in contributing to our accomplishments," said W. Marvin Rush, Chairman and Founder of Rush Enterprises, Inc.

Financial Highlights

In the first quarter, the Company's gross revenues totaled $777.3 million, a 74.2% increase from gross revenues of $446.1 million reported for the first quarter ended March 31, 2011. Net income for the quarter was $15.9 million, or $0.40 per diluted share, compared with net income of $7.3 million, or $0.19 per diluted share, in the quarter ended March 31, 2011.

Parts, service and body shop sales revenue was $196.6 million in the first quarter of 2012, compared to $145.6 million in the first quarter of 2011. The Company delivered 2,738 new heavy-duty trucks, 1,556 new medium-duty commercial vehicles, 277 new light-duty commercial vehicles and 1,252 used commercial vehicles during the first quarter of 2012, compared to 1,345 new heavy-duty trucks, 811 new medium-duty commercial vehicles, 112 new light-duty commercial vehicles and 1,107 used trucks during the first quarter of 2011.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter on Wednesday, April 25, 2012, at 11 a.m. Eastern/10 a.m. Central.  The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International) or via the Internet at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until July 15, 2012. Listen to the audio replay until May 2, 2012 by dialing 855-859-2056 (US) or 404-537-3406 (International) and entering the Conference ID 70740507.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier service provider to the commercial vehicle industry and owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, UD, Blue Bird and IC Bus. The Company's vehicle centers are strategically located in high traffic areas on or near major highways in 14 states throughout the Southern and Western United States. These one-stop centers offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

The Rush Enterprises, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3352

Absorption rate is calculated by dividing the gross profit from the parts, service and body shop departments of a dealership by the overhead expenses of all of a dealership's departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory.

Certain statements contained herein, including those concerning current and projected market conditions, sales forecasts, demand for the Company's services, the Company's acquisition prospects, and the ability of the Company to maintain its current absorption rate are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)

	March 31,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 163,790	$ 207,775
Accounts receivable, net	90,291	98,160
Inventories, net	808,135	649,626
Prepaid expenses and other	6,443	12,158
Deferred income taxes, net	11,896	12,286
Total current assets	1,080,555	980,005
Investments	6,628	6,628
Property and equipment, net	516,445	499,667
Goodwill, net	182,648	182,612
Other assets, net	48,377	48,789
Total assets	$ 1,834,653	$ 1,717,701

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$ 628,580	$ 520,693
Current maturities of long-term debt	66,777	63,465
Current maturities of capital lease obligations	10,003	10,056
Trade accounts payable	70,599	62,299
Accrued expenses	97,793	134,278
Total current liabilities	873,752	790,791

Long-term debt, net of current maturities	275,252	264,822
Capital lease obligations, net of current maturities	34,251	35,498
Other long-term liabilities	2,223	2,233
Deferred income taxes, net	93,500	93,123

Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2012 and 2011	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 27,838,478 class A shares and 10,792,223 class B shares outstanding in 2012; and 27,406,424 class A shares and 10,776,697 class B shares outstanding in 2011	402	398
Additional paid-in capital	217,101	208,569
Treasury stock, at cost: 1,639,843 class B shares	(17,948)	(17,948)
Retained earnings	358,070	342,164
Accumulated other comprehensive loss, net of tax	(1,950)	(1,949)
Total shareholders' equity	555,675	531,234
Total liabilities and shareholders' equity	$ 1,834,653	$ 1,717,701

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2012	2011

Revenues:
New and used commercial vehicle sales	$ 551,928	$ 277,530
Parts and service sales	196,646	145,560
Lease and rental	23,476	18,985
Finance and insurance	3,137	1,968
Other	2,142	2,061
Total revenue	777,329	446,104
Cost of products sold:
New and used commercial vehicle sales	510,807	258,905
Parts and service sales	118,256	88,712
Lease and rental	20,006	16,097
Total cost of products sold	649,069	363,714
Gross profit	128,260	82,390
Selling, general and administrative	93,015	65,346
Depreciation and amortization	5,884	4,180
Gain (loss) on sale of assets	19	(43)
Operating income	29,380	12,821
Interest expense, net	3,304	1,201
Income before taxes	26,076	11,620
Provision for income taxes	10,170	4,353
Net income	$ 15,906	$ 7,267

Earnings per common share:
Earnings per common share - Basic	$ 0.41	$ 0.19
Earnings per common share - Diluted	$ 0.40	$ 0.19

Weighted average shares outstanding:
Basic	38,387	37,621
Diluted	39,607	38,815
CONTACT: Rush Enterprises, Inc., San Antonio
         Steven L. Keller, 830-626-5226